Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports diluted EPS of $5.58 for 2018, with 14% increase in pre-tax earnings on 11% growth in home closings

Completed previously authorized $100 million share repurchase program

SCOTTSDALE, Ariz., January 30, 2019 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2018.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	% Chg	2018	2017	% Chg
Homes closed (units)	2,505	2,253	11%	8,531	7,709	11%
Home closing revenue	$996,063	$923,370	8%	$3,474,712	$3,186,775	9%
Average sales price - closings	$398	$410	(3)%	$407	$413	(1)%
Home orders (units)	1,653	1,795	(8)%	8,089	7,957	2%
Home order value	$644,210	$760,340	(15)%	$3,240,091	$3,296,788	(2)%
Average sales price - orders	$390	$424	(8)%	$401	$414	(3)%
Ending backlog (units)				2,433	2,875	(15)%
Ending backlog value				$1,015,918	$1,245,771	(18)%
Average sales price - backlog				$418	$433	(4)%
Earnings before income taxes	$91,776	$84,090	9%	$283,254	$247,519	14%
Net earnings	$75,485	$35,553	112%	$227,332	$143,255	59%
Diluted EPS	$1.91	$0.87	120%	$5.58	$3.41	64%

MANAGEMENT COMMENTS
“2018 was a year of growth and transition for Meritage as well as the broader housing market. Our home closings grew 11% for the year and we increased diluted earnings per share by 64% over 2017, with a 60 bps improvement in our home closing gross margin. The strong demand early in the year waned in the later months of 2018 as rising interest rates and home prices caused buyers to delay their home purchasing decisions,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “This was most evident in higher-priced communities, while the demand for affordable entry-level homes continued to outpace the move-up market.
“We made additional progress in aligning our strategy of streamlining and driving efficiency to ultimately better serve our customers, especially the growing number of first-time buyers. Our LiVE.NOW.® communities are targeted at this large and under-served demographic of homebuyers,” explained Mr. Hilton. “The construction and operating efficiencies we’re achieving are allowing us to offer more affordable homes while also generating greater profitability. Our increased home closing gross margin was a primary driver of the 59% growth in net earnings for the year and exceeded our initial expectation for 2018.
He added, "We also strengthened our balance sheet, reducing our net debt-to-capital ratio by almost 500 bps, while returning capital to our investors through the repurchase of $100 million of our outstanding shares.
“As a result of the pause in home buying activity during the latter part of 2018, our orders for the fourth quarter were down 8% from the strong fourth quarter of 2017. Despite the order declines in the second half of the year, our full year orders were up 2% over 2017. Orders for more affordable entry-level homes expanded approximately 25% to 41% of our full year orders for 2018, up from approximately one-third of orders a year ago," he continued. “Markets like California, Denver and Dallas, which had experienced the strongest orders pace and home price appreciation over the last few years, were among those most impacted by reduced affordability and changing buyer preferences, as reflected in our fourth quarter year-over-year order trends, and we are in the process of ramping up our entry-level communities in those markets.
"As we continue the transition to more entry-level communities for the Millennial generation, as well as Baby Boomers looking to move down into a new home, we believe we’re well positioned to address what is expected to be the strongest part of the market for the next decade," concluded Mr. Hilton. “While the near-term outlook is less clear, we’re confident in the longer-term opportunities, considering the underlying drivers for housing demand remain strong. Economic and job growth, household formations, higher incomes and strong consumer confidence, combined with relatively low inventories of homes for sale and the prospect of interest rates stabilizing, should continue to drive demand. We expect to share our projections for the full year 2019 next quarter after we assess market conditions with the benefit of the spring selling season.”

FOURTH QUARTER RESULTS

•
Pre-tax earnings increased 9% over the prior year to $91.8 million for the fourth quarter of 2018, from $84.1 million in the fourth quarter of 2017. Pre-tax earnings growth primarily reflects higher home closing revenue and gross margins. Fourth quarter net earnings were $75.5 million ($1.91 per diluted share) in 2018, compared to $35.6 million ($0.87 per diluted share) in 2017. The 120% increase in diluted EPS reflects the benefit of an effective tax rate of 18% in 2018, compared to 58% in the fourth quarter of 2017, which included a $19.7 million charge resulting from a revaluation of the Company's deferred tax asset based on lower corporate tax rates enacted in 2017 and effective in 2018, as well as a 1.5 million reduction in diluted share count primarily due to the repurchase of shares in the fourth quarter of 2018.

•
Home closing revenue increased 8% over the prior year on 11% higher closing volume. Average closing prices for homes were 3% lower in the fourth quarter of 2018, reflecting a mix shift toward more entry-level homes. Fourth quarter closings grew year-over-year in all states but California, where a 21% decline in closings resulted from lower absorptions and fewer communities on average in the fourth quarter of 2018 compared to 2017.

•
Home closing gross margin increased to 19.0% for the fourth quarter of 2018, its highest level since 2015, and compared to 18.2% in the fourth quarter of 2017. The improved margins reflect efficiencies in operations and cost controls within an inflationary environment.

•
Land closing gross profit of $2.9 million in the fourth quarter of 2017 benefited the prior year's net earnings, while 2018 land closings included $2.2 million of impairments, resulting in a net loss of $825,000.

•
Selling, general and administrative expenses totaled 10.6% of home closing revenue compared to 10.4% in the fourth quarter of 2017. Additional marketing costs and sales commissions were incurred in an effort to stimulate orders in the fourth quarter of 2018, which combined with lower than expected closings and resulted in a loss of leverage of overhead expenses.

•
Total orders for the fourth quarter were 8% lower than 2017, which benefited from a rebound in Florida and Houston orders following the hurricanes during the third quarter of 2017. Those events contributed to an unusually strong fourth quarter of 2017 with 20% orders growth and an 18% increase in absorptions over 2016. Traffic levels and gross sales in the fourth quarter of 2018 were on par or better than the previous year, though cancellations increased to 21% of orders from 16% in the prior year, reflecting heightened caution among buyers due to uncertain market conditions. This was especially pronounced in California and Colorado, where absorptions came down to near the company average in 2018, compared to their highly elevated levels in 2017.

YEAR TO DATE RESULTS

•
Pre-tax earnings increased 14% for the year to $283.3 million in 2018, from $247.5 million in 2017, primarily reflecting higher home closing revenue and home closing gross margin, similar to fourth quarter comparisons.

•
Net earnings of $227.3 million ($5.58 per diluted share) for the year 2018 compared to $143.3 million ($3.41 per diluted share) in 2017, also reflected the benefit of a 20% effective tax rate in 2018 compared to 42% in 2017, and a 1.5 million reduction in diluted shares for the year.

•
A 9% increase in home closing revenue over 2017 was due to an 11% increase in home closing volume, partially offset by a 1% decrease in average closing price, due to an intentional shift toward more entry-level communities with higher absorptions.

•
A 60 bps improvement in home closing gross margin – 18.2% in 2018 compared to 17.6% in 2017 -- combined with the 9% increase in home closing revenue, drove a 12% increase in home closing gross profit and the 14% increase in pre-tax earnings.

•	Total selling, general and administrative expenses were relatively flat at 10.9% and 10.8% of home closing revenue in 2018 and 2017, respectively.

•
Total orders for the year increased 2% over 2017, with a 2% decline in total orders value, reflecting a 3% reduction in ASP (average sales price) for the year, as the overall mix shifted more towards lower-priced entry-level homes.

BALANCE SHEET

•
Cash and cash equivalents at December 31, 2018, totaled $311.5 million, compared to $170.7 million at December 31, 2017. The increase was primarily due to a $209 million reduction in total land and development spending in 2018, primarily due to lower average lot cost of new entry-level lots and constrained spending in the second half of the year, partially offset by $100 million of share repurchases.

•
A total of $195 million was invested in land and development during the fourth quarter of 2018 to meet expected demand and maintain an adequate supply of lots. Total spending on land and development for the full year 2018 was $812 million, compared to $1.02 billion in 2017.

•
Meritage ended 2018 with approximately 34,600 total lots owned or under control, in line with approximately 34,300 total lots at December 31, 2017, translating to 4.1 and 4.5 years supply, respectively, based on trailing twelve months closings. Management targets maintaining a 4-5 year supply of lots. Approximately 69% of total controlled lots were owned and 85% of newly controlled lots in 2018 are intended for entry-level communities.

•
The Company repurchased and retired approximately 2.58 million shares (approximately 6.4% of outstanding common stock at the beginning of the year) for $100 million during 2018, completing the full amount previously authorized by the Company’s Board of Directors.

•
Debt-to-capital and net debt-to-capital ratios of 43.2% and 36.7%, respectively at December 31, 2018, were reduced from 44.9% and 41.4%, respectively at December 31, 2017, strengthening the Company's balance sheet and providing greater flexibility to respond to dynamic market conditions.

CONFERENCE CALL
Management will host a conference call to discuss the results at 8:00 a.m. Arizona Time (10:00 a.m. Eastern Time) on Thursday, January 31. The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants can avoid delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10127573
Telephone participants who are unable to pre-register may dial in to 1-866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available beginning at approximately 12:00 p.m. ET on January 31 and extending through February 14, 2019, on the website noted above or by dialing 1-877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10127573.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Homebuilding:
Home closing revenue	$996,063	$923,370	$3,474,712	$3,186,775
Land closing revenue	12,716	23,055	38,707	39,997
Total closing revenue	1,008,779	946,425	3,513,419	3,226,772
Cost of home closings	(806,550)	(755,067)	(2,842,762)	(2,624,636)
Cost of land closings	(13,541)	(20,133)	(41,504)	(35,637)
Total cost of closings	(820,091)	(775,200)	(2,884,266)	(2,660,273)
Home closing gross profit	189,513	168,303	631,950	562,139
Land closing (loss)/gross profit	(825)	2,922	(2,797)	4,360
Total closing gross profit	188,688	171,225	629,153	566,499
Financial Services:
Revenue	4,412	4,061	15,162	14,203
Expense	(1,618)	(1,552)	(6,454)	(6,006)
Earnings from financial services unconsolidated entities and other, net	5,058	4,185	15,336	13,858
Financial services profit	7,852	6,694	24,044	22,055
Commissions and other sales costs	(68,040)	(62,781)	(241,897)	(221,647)
General and administrative expenses	(37,474)	(33,192)	(138,478)	(124,041)
(Loss)/earnings from other unconsolidated entities, net	(91)	1,249	601	2,101
Interest expense	(552)	(292)	(785)	(3,853)
Other income, net	1,393	1,187	10,616	6,405
Earnings before income taxes	91,776	84,090	283,254	247,519
Provision for income taxes	(16,291)	(48,537)	(55,922)	(104,264)
Net earnings	$75,485	$35,553	$227,332	$143,255

Earnings per share:
Basic
Earnings per share	$1.93	$0.88	$5.67	$3.56
Weighted average shares outstanding	39,026	40,328	40,107	40,287
Diluted
Earnings per share	$1.91	$0.87	$5.58	$3.41
Weighted average shares outstanding	39,575	41,073	40,728	42,228

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$311,466	$170,746
Other receivables	77,285	79,317
Real estate (1)	2,742,621	2,731,380
Real estate not owned	—	38,864
Deposits on real estate under option or contract	51,410	59,945
Investments in unconsolidated entities	17,480	17,068
Property and equipment, net	54,596	33,631
Deferred tax asset	26,465	35,162
Prepaids, other assets and goodwill	84,156	85,145
Total assets	$3,365,479	$3,251,258
Liabilities:
Accounts payable	$128,169	$140,516
Accrued liabilities	177,862	181,076
Home sale deposits	28,636	34,059
Liabilities related to real estate not owned	—	34,978
Loans payable and other borrowings	14,773	17,354
Senior notes	1,295,284	1,266,450
Total liabilities	1,644,724	1,674,433
Stockholders' Equity:
Preferred stock	—	—
Common stock	381	403
Additional paid-in capital	501,781	584,578
Retained earnings	1,218,593	991,844
Total stockholders’ equity	1,720,755	1,576,825
Total liabilities and stockholders’ equity	$3,365,479	$3,251,258
(1) Real estate – Allocated costs:
Homes under contract under construction	$480,143	$566,474
Unsold homes, completed and under construction	644,717	516,577
Model homes	146,327	142,026
Finished home sites and home sites under development	1,471,434	1,506,303
Total real estate	$2,742,621	$2,731,380

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Depreciation and amortization	$7,508	$4,633	$26,966	$16,704

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$88,064	$76,773	$78,564	$68,196
Interest incurred	21,490	20,846	85,278	79,045
Interest expensed	(552)	(292)	(785)	(3,853)
Interest amortized to cost of home and land closings	(20,548)	(18,763)	(74,603)	(64,824)
Capitalized interest, end of period	$88,454	$78,564	$88,454	$78,564

	December 31, 2018	December 31, 2017
Notes payable and other borrowings	$1,310,057	$1,283,804
Stockholders' equity	1,720,755	1,576,825
Total capital	3,030,812	2,860,629
Debt-to-capital	43.2%	44.9%
Notes payable and other borrowings	$1,310,057	$1,283,804
Less: cash and cash equivalents	(311,466)	(170,746)
Net debt	998,591	1,113,058
Stockholders’ equity	1,720,755	1,576,825
Total net capital	$2,719,346	$2,689,883
Net debt-to-capital	36.7%	41.4%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twelve Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$227,332	$143,255
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	26,966	16,704
Stock-based compensation	17,170	12,056
Equity in earnings from unconsolidated entities	(16,333)	(15,959)
Deferred tax asset revaluation	(2,741)	19,687
Distribution of earnings from unconsolidated entities	16,142	15,337
Other	15,847	5,849
Changes in assets and liabilities:
Increase in real estate	(19,426)	(301,477)
Decrease in deposits on real estate under option or contract	12,444	21,355
Decrease/(increase) in receivables, prepaids and other assets	3,042	(17,775)
(Decrease)/increase in accounts payable and accrued liabilities	(12,820)	8,125
(Decrease)/increase in home sale deposits	(5,423)	5,711
Net cash provided by/(used in) operating activities	262,200	(87,132)
Cash flows from investing activities:
Investments in unconsolidated entities	$(808)	$(670)
Distributions of capital from unconsolidated entities	597	1,338
Purchases of property and equipment	(33,415)	(18,096)
Proceeds from sales of property and equipment	99	356
Maturities/sales of investments and securities	1,181	1,402
Payments to purchase investments and securities	(1,181)	(1,402)
Net cash used in investing activities	(33,527)	(17,072)
Cash flows from financing activities:
Repayments of Credit Facility, net	$—	$(15,000)
Repayment of loans payable and other borrowings	(15,755)	(10,970)
Repayment of senior notes and senior convertible notes	(175,000)	(126,691)
Proceeds from issuance of senior notes	206,000	300,000
Payment of debt issuance costs	(3,198)	(4,091)
Repurchase of shares	(100,000)	—
Net cash (used in)/provided by financing activities	(87,953)	143,248
Net increase in cash and cash equivalents	140,720	39,044
Beginning cash and cash equivalents	170,746	131,702
Ending cash and cash equivalents	$311,466	$170,746

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2018		December 31, 2017
	Homes	Value	Homes	Value
Homes Closed:
Arizona	453	$141,622	396	$132,596
California	206	144,179	261	153,921
Colorado	212	111,461	154	89,941
West Region	871	397,262	811	376,458
Texas	836	298,824	741	267,139
Central Region	836	298,824	741	267,139
Florida	317	126,136	296	127,880
Georgia	152	54,732	89	29,830
North Carolina	166	63,078	163	68,432
South Carolina	98	32,011	90	29,857
Tennessee	65	24,020	63	23,774
East Region	798	299,977	701	279,773
Total	2,505	$996,063	2,253	$923,370
Homes Ordered:
Arizona	300	$98,290	269	$93,143
California	109	72,227	248	169,593
Colorado	116	60,398	129	69,550
West Region	525	230,915	646	332,286
Texas	591	209,787	582	211,413
Central Region	591	209,787	582	211,413
Florida	190	79,632	216	90,611
Georgia	94	32,413	102	33,407
North Carolina	149	55,929	143	54,672
South Carolina	66	20,652	66	22,911
Tennessee	38	14,882	40	15,040
East Region	537	203,508	567	216,641
Total	1,653	$644,210	1,795	$760,340

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2018		December 31, 2017
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,505	$485,867	1,535	$515,410
California	849	588,975	963	581,016
Colorado	628	342,984	571	323,318
West Region	2,982	1,417,826	3,069	1,419,744
Texas	2,840	1,006,221	2,493	904,286
Central Region	2,840	1,006,221	2,493	904,286
Florida	1,078	455,292	814	353,554
Georgia	468	161,969	312	104,690
North Carolina	654	254,207	533	233,028
South Carolina	309	104,622	307	104,942
Tennessee	200	74,575	181	66,531
East Region	2,709	1,050,665	2,147	862,745
Total	8,531	$3,474,712	7,709	$3,186,775
Homes Ordered:
Arizona	1,522	$499,353	1,417	$473,602
California	622	432,134	1,050	650,287
Colorado	614	331,389	497	284,082
West Region	2,758	1,262,876	2,964	1,407,971
Texas	2,801	995,473	2,582	931,069
Central Region	2,801	995,473	2,582	931,069
Florida	1,004	422,925	1,007	433,365
Georgia	440	157,706	372	121,713
North Carolina	588	224,552	583	242,355
South Carolina	299	101,426	290	99,738
Tennessee	199	75,133	159	60,577
East Region	2,530	981,742	2,411	957,748
Total	8,089	$3,240,091	7,957	$3,296,788

Order Backlog:
Arizona	343	$133,567	326	$119,535
California	91	66,391	318	222,909
Colorado	185	103,470	199	114,848
West Region	619	303,428	843	457,292
Texas	981	372,826	1,020	381,517
Central Region	981	372,826	1,020	381,517
Florida	372	164,728	446	196,265
Georgia	123	46,344	151	50,386
North Carolina	177	67,316	243	96,579
South Carolina	89	32,333	99	35,432
Tennessee	72	28,943	73	28,300
East Region	833	339,664	1,012	406,962
Total	2,433	$1,015,918	2,875	$1,245,771

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2018		December 31, 2017
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	42.0	38	39.0
California	17	15.5	20	22.0
Colorado	20	20.0	11	10.0
West Region	77	77.5	69	71.0
Texas	95	93.5	92	92.5
Central Region	95	93.5	92	92.5
Florida	31	30.5	28	28.5
Georgia	22	22.0	19	18.0
North Carolina	25	22.5	17	17.5
South Carolina	12	12.0	13	13.5
Tennessee	10	10.0	6	6.0
East Region	100	97.0	83	83.5
Total	272	268.0	244	247.0

	Twelve Months Ended
	December 31, 2018		December 31, 2017
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	39.0	38	40.0
California	17	18.5	20	24.0
Colorado	20	15.5	11	10.5
West Region	77	73.0	69	74.5
Texas	95	93.5	92	86.0
Central Region	95	93.5	92	86.0
Florida	31	29.5	28	27.5
Georgia	22	20.5	19	18.0
North Carolina	25	21.0	17	17.0
South Carolina	12	12.5	13	14.0
Tennessee	10	8.0	6	6.5
East Region	100	91.5	83	83.0
Total	272	258.0	244	243.5

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2017. Meritage builds and sells single-family homes for entry-level, move-up, and active adult buyers in markets including California, Texas, Arizona, Colorado, Florida, North Carolina, South Carolina, Tennessee and Georgia.
The Company has designed and built over 120,000 homes in its 33-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations regarding the entry-level market and macroeconomic housing demand drivers.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; changes in interest rates and the availability and pricing of residential mortgages; changes in tax laws that adversely impact us or our homebuyers; inflation in the cost of materials used to develop communities and construct homes; the success of strategic initiatives; the ability of our potential buyers to sell their existing homes; cancellation rates; the adverse effect of slow absorption rates; slowing in the growth of entry-level home buyers; competition; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; negative publicity that affects our reputation; legislation related to tariffs and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2017 and Form 10-Q for the third quarter ended September 30, 2018 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.